Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-187884 on Form S-8 of our report dated February 24, 2014, relating to the consolidated and combined financial statements of Taylor Morrison Home Corporation, which report expresses an unqualified opinion and includes an explanatory paragraph indicating that the financial information of the predecessor and successor periods is not comparable, appearing in this Annual Report on Form 10-K of Taylor Morrison Home Corporation for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

February 24, 2014